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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             IMPERIAL SUGAR COMPANY
             (Exact name of registrant as specified in its charter)

                Texas                                     74-0704500
(State of incorporation or organization)          (I.R.S. Employer I.D. No.)


 One Imperial Square, 8016 Highway 90A
    P.O. Box 9, Sugar Land, Texas                              77487-0009
(Address of principal executive offices)                       (Zip Code)


        Securities to be registered pursuant to Section 12(b) of the Act:

                                      None

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [_]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

     Securities Act registration statement file number to which this form relates: not applicable.

        Securities to be registered pursuant to Section 12(g) of the Act:

                        Warrants to Purchase Common Stock
                                (Title of Class)

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Item 1. Description of Registrant's Securities to be Registered.

     This registration statement on Form 8-A registers, under Section 12(g) of the Securities Exchange Act of 1934, as amended, warrants (the "Warrants") to purchase shares of common stock, without par value (the "Common Stock"), of Imperial Sugar Company, a Texas corporation (the "Company").

     On August 29, 2001, the Company emerged from protection under the U.S. Bankruptcy Code and its plan of reorganization became effective. Under the plan of reorganization, Warrants to purchase an aggregate of 1,111,111 shares of Common Stock were issuable to persons who were common shareholders of the Company immediately prior to effectiveness of the plan of reorganization.

     The following summary of the terms of the Warrants is general, does not purport to be complete and is qualified in its entirety by reference to (1) the Warrant Agreement (the "Warrant Agreement") dated August 28, 2001 by and between the Company and The Bank of New York as warrant agent, a copy of which has been filed as Exhibit 4.6 of the Company's Current Report on Form 8-K dated September 12, 2001, File No. 001-10307, and (2) the Specimen Warrant certificate filed with this Form 8-A:

..    As of the date of this Form 8-A, 1,111,111 Warrants remain outstanding, and each entitles the holder initially to purchase one share of Common Stock, subject to adjustment as provided in the Warrant Agreement;

..    The exercise price of the Warrants is $31.89 per share of Common Stock, subject to reduction by the Company in its sole discretion and to other adjustments as provided in the Warrant Agreement;

..    The exercise period for the Warrants began on August 30, 2001 and will expire at 5:00 p.m., Central time, on August 29, 2008 (the "Expiration Date"), the seventh anniversary of the effective date of the plan of reorganization;

..    All Warrants which are not exercised on or before 5:00 p.m., Central time, on the Expiration Date will become void and of no value;

..    No holder of Warrants is entitled to any of the rights of a holder of
     Common Stock, including the right to receive dividends or other distributions paid on the Common Stock;

..    No fractional shares of Common Stock will be issued on exercise of the
     Warrants; instead, cash will be paid in an amount equal to the fraction multiplied by the then-current market price per share of the Common Stock (as determined by the Warrant Agreement);

..    The number of shares of Common Stock purchasable upon the exercise of the
     Warrants and the exercise price therefor are subject to adjustment on the occurrence of certain events, including, but not limited to, (i) the issuance of Common Stock as a dividend or

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     distribution on the outstanding shares of Common Stock, (ii) subdivisions, reclassifications and combinations of the Common Stock, (iii) the issuance of rights, options or warrants to all holders of Common Stock entitling such holders to purchase shares of Common Stock (or securities exchangeable for or convertible into Common Stock) at a price below the market price for Common Stock on the applicable record date and (iv) any other distribution to all holders of Common Stock of evidences of indebtedness, options, warrants, securities, cash or assets; and

..    The warrant agent for the Warrants is The Bank of New York, with its principal office located at 101 Barclay Street (22W), New York, New York 10286.

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Item 2. Exhibits.

1. Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K dated September 12, 2001, File No. 001-10307).

2. Articles of Amendment dated February 28, 2002, to the Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(a)(2) of the Company's Annual Report on Form 10-K for the year ended September 30, 2002, File No. 001-10307).

3. Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Current Report on Form 8-K dated September 12, 2001, File No. 001-10307).

4. Warrant Agreement dated August 28, 2001 by and between the Company and The Bank of New York as warrant agent (incorporated by reference to Exhibit 4.6 of the Company's Current Report on Form 8-K dated September 12, 2001, File No. 001-10307).

*5.  Specimen Warrant Certificate.

--------------------------------
*Filed herewith.

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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                             IMPERIAL SUGAR COMPANY

Date:  March 11, 2003        By:    /s/ DARRELL D. SWANK
                                    --------------------------------------------
                             Name:  Darrell D. Swank
                             Title: Executive Vice President and
                                    Chief Financial Officer

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